Exhibit 99(e)

Today, FPL Group, Inc. announced a proposal to change its corporate name to NextEra Energy, Inc. The proposal has been approved by the FPL Group Board of Directors and is being submitted to shareholders for approval at the company’s Annual Meeting of Shareholders, which is scheduled to be held on May 21, 2010.

The change is intended to better reflect our scale as one of the largest and cleanest energy providers in the country, our diverse scope of operations across 28 states and Canada, and our forward-thinking, innovative approach to providing energy-related solutions for customers. In addition to more appropriately reflecting our present-day business, the change will help distinguish between the company and our utility subsidiary, Florida Power & Light Company.

Subject to receipt of shareholder approval and completion of other legal formalities, FPL Group, Inc. will change its name to NextEra Energy, Inc. Our principal subsidiaries will maintain their current names, NextEra Energy Resources, LLC, and Florida Power & Light Company. The change will not impact the operations or customers of these subsidiary companies.

Here is a link to our news release (www.fplgroup.com/news/contents/2010/031910.shtml), which provides more in-depth information about this change.

The next step is to obtain shareholder approval of the proposed name change. In accordance with Securities and Exchange Commission rules, the company plans to file a preliminary proxy statement with the SEC, which includes a proposal to amend the company’s Restated Articles of Incorporation to change the company’s name. The company expects to file its definitive proxy statement in early April 2010.

After the name is formally adopted, we plan to change our New York Stock Exchange ticker symbol from “FPL” to “NEE.”

If you have any questions, please don’t hesitate to contact me.

Additional Information and Where to Find It
The proposal to change FPL Group, Inc.’s (the “Company’s”) name will be submitted to the Company’s shareholders for their approval at the Company’s 2010 annual meeting. In connection with its proposed solicitation of proxies for the annual meeting, the Company will file with the Securities and Exchange Commission (the “SEC”) a proxy statement which, among other things, will describe the proposal. Shareholders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available, because they will contain important information about the Company and the proposal.  Shareholders may obtain a free copy of the proxy statement and other relevant documents (when available) that the Company files with the SEC at the SEC’s Web site at www.sec.gov. In addition, those documents will be available free of charge in the investors section of the Company’s Web site at www.FPLGroup.com.

Certain Information Regarding Participants
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies under SEC rules in respect of the foregoing proposal. Shareholders may obtain information regarding the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which was filed with the SEC on February 26, 2010, and its proxy statement for its 2009 annual meeting, which was filed with the SEC on April 3, 2009. Shareholders may obtain free copies of these documents from the sources listed above. Additional information regarding the participants in the solicitation will be included in the proxy statement relating to the proposal.